Exhibit 23.1

Consent of Independent
Registered Public Accounting Firm

IMCOR Pharmaceutical Co. (f/k/a Photogen Technologies, Inc.)
San Diego, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 7, 2003, except for Note 1A, as to which the date is June 30, 2004, relating to the consolidated financial statements of IMCOR Pharmaceutical Co. (f/k/a Photogen Technologies, Inc.) which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Chicago, Illinois

February 3, 2005